Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the joint proxy statement/prospectus, which is part of the Registration Statement (Form S-4) of Cleveland-Cliffs Inc., and to the incorporation by reference in such Registration Statement of our reports dated February 15, 2019, with respect to the consolidated financial statements of AK Steel Holding Corporation, and the effectiveness of internal control over financial reporting of AK Steel Holding Corporation, included in AK Steel Holding Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
January 8, 2020